EXHIBIT 99.1

News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

                For release:       Immediately
                Date:                  October 4, 2010
                Contact:             Clemente Teng
                 (818) 244-8080

Public Storage Announces Redemption of All Outstanding Depositary
Shares Representing Interests in its 7.125% Cumulative Preferred Shares, Series B

GLENDALE, California—Public Storage (NYSE:PSA) announced today that it is calling for redemption all outstanding depositary shares representing interests in its 7.125% Cumulative Preferred Shares, Series B (NYSE:PSAPrB) on November 5, 2010 at $25 per share plus accrued dividends from October 1, 2010 through the date of redemption.  The aggregate redemption amount, before payment of accrued dividends, to be paid to all holders of the depositary shares is $108,750,000.

Company Information

Public Storage, a member of the S&P 500 and The Forbes Global 2000, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California.  At June 30, 2010, the Company had interests in 2,037 self-storage facilities located in 38 states with approximately 129 million net rentable square feet in the United States and 187 storage facilities located in seven Western European nations with approximately ten million net rentable square feet operated under the “Shurgard” brand. The Company also owns a 41% common equity interest in PS Business Parks (NYSE:PSB) which owned and operated approximately 21 million rentable square feet of commercial space, primarily flex, multi-tenant office and industrial space, at June 30, 2010.

Additional information about Public Storage is available on the Internet.  The Company’s web site is www.publicstorage.com.

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